Exhibit 99.1

FOR IMMEDIATE RELEASE

February 7, 2011

CenterState Banks, Inc. Announces

Fourth Quarter 2010 Operating Results

DAVENPORT, FL. – February 7, 2011 - CenterState Banks, Inc. (NASDAQ: CSFL) reported net income for the fourth quarter 2010 of $436,000 or $0.01 per share, which included gain on sale of AFS securities of approximately $0.08 per share.

Loan loss provision for the current quarter was $5,056,000, which was similar to the $4,045,000 and $4,075,000 reported in the second and first quarters, respectively, and considerably less than the $16,448,000 reported in the third quarter. Net charge-offs during the current quarter were $6,801,000, which was considerably less than the $12,627,000 reported in the third quarter.

Net interest margin (“NIM”) improved 6 basis points (“bps”) to 3.36% in 4Q10 compared to 3Q10. The primary reason for this improvement was lower cost of deposits. The cost of interest bearing deposits decreased from 1.25% in 3Q10 to 1.06% in 4Q10. The downward repricing of maturing time deposits combined with the shrinkage of time deposits as a percentage of total deposits were the primary reasons for the overall lower cost.

The correspondent banking division (a reportable segment) reported record earnings performance during the previous quarter. During the current quarter, it reported earnings which were similar to 2Q10 and 1Q10, with gross revenue from bond sales of $7,140,000 and a contribution to net income of approximately $1,161,000 or $0.04 per share.

The Company continues to maintain solid capital levels with a 10.3% Tier 1 Leverage Capital ratio and Tangible Common Equity ratio of approximately 10.4%.

On January 20, 2011, the Company completed the previously announced transaction whereby it acquired approximately $114 million of deposits and $121 million of performing loans from TD Bank N.A. The deposits are located in four Putnam County, Florida branch offices, which are also being acquired. The Company did not pay a premium for the deposits and purchased the loans for 90% of the loans’ outstanding balance. The loans were individually selected by the Company and are located within the Company’s fourteen county market area in central Florida. The Company has the option to put back any purchased loan that becomes thirty days past due or is classified pursuant to regulatory standards during a two year period. Management is currently evaluating market values of the assets and liabilities acquired. The bargain purchase gain, if any, related to this transaction has not yet been determined.

On December 10, 2010, the Company combined its three nationally chartered subsidiary banks into one, at which time the Company went from a multi-bank holding company with four subsidiary banks to a multi-bank holding company with two subsidiary banks, one with a national charter and the other with a state charter. The objective of this combination was to free up capital at the two small national banks, to gain efficiencies and to develop specialists in narrowly defined fields of responsibilities.

The Company continues the integration process of the three failed institutions acquired from the FDIC during the third quarter into the lead bank. These institutions continue to operate on their legacy core processing systems. Conversion is scheduled for summer and early fall 2011. The Company will not fully realize the planned and expected operating efficiencies from these acquisitions until that time.

Additional information and analysis is presented below. All per share data is presented herein on a diluted basis, unless otherwise stated. Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.

Quarterly Condensed Consolidated Statements of Operations (unaudited)

Amounts in thousands of dollars (except per share data)
For the quarter ended:	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Interest income	$19,473	$19,106	$17,840	$18,161	$18,144
Interest expense	3,866	4,343	4,218	4,315	4,659

Net interest income	15,607	14,763	13,622	13,846	13,485
Provision for loan losses	(5,056)	(16,448)	(4,045)	(4,075)	(9,386)

Net interest (loss) income after loan loss provision	10,551	(1,685)	9,577	9,771	4,099
Income from correspondent banking and bond sales division	7,140	11,828	7,372	6,356	7,119
Gain on sale of securities available for sale	3,808	151	1,639	1,436	1,538
Bargain purchase gain FDIC acquisition	—	2,010	—	—	—
All other non interest income	4,231	3,766	3,148	2,681	2,792
Credit related expenses	(1,617)	(2,400)	(827)	(1,434)	(1,583)
Impairment of Core Deposit Intangible	—	—	—	—	(1,200)
Impairment of bank real estate	—	—	—	—	(939)
FDIC acquisition expenses	—	(769)	—	—	—
Correspondent banking division expenses	(6,689)	(9,249)	(6,740)	(6,164)	(6,512)
All other non interest expense	(17,166)	(15,112)	(13,031)	(12,127)	(11,971)

Income (loss) before income tax	258	(11,460)	1,138	519	(6,657)
Income tax benefit (expense)	178	4,184	(234)	(126)	2,630

NET INCOME (LOSS)	$436	$(7,276)	$904	$393	$(4,027)

Net income (loss) available to common shareholders	$436	$(7,276)	$904	$393	$(4,027)

Earnings (loss) per share (basic)	$0.01	$(0.25)	$0.03	$0.02	$(0.16)
Earnings (loss) per share (diluted)	$0.01	$(0.25)	$0.03	$0.02	$(0.16)
Average common shares outstanding (basic)	30,004,761	28,789,008	25,802,818	25,776,820	25,773,229
Average common shares outstanding (diluted)	30,067,639	28,789,008	25,967,594	25,975,584	25,773,229
Common shares outstanding at period end	30,004,761	30,004,761	25,862,801	25,778,767	25,773,229

PTPP earnings (note 1)	$3,123	$5,996	$4,371	$4,592	$4,913
PTPP earnings per share (diluted) (note 2)	$0.10	$0.21	$0.17	$0.18	$0.19

Note 1:	Pre-tax pre-provision earnings (“PTPP”) is a non-GAAP measure that means income (loss) before income tax excluding the provision for loan losses and gain on sale of available for sale (“AFS”) securities. In addition the Company also excluded other credit related costs including losses on repossessed real estate and other assets, and other foreclosure related expenses. It also excludes non recurring items as listed below.

Quarterly condensed PTPP reconciliation (unaudited)

Amounts are in thousands of dollars
For the quarter ended:	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Income (loss) before income tax	$258	($11,460)	$1,138	$519	($6,657)
exclude provision for loan losses	5,056	16,448	4,045	4,075	9,386
exclude other credit related costs	1,617	2,400	827	1,434	1,583
exclude gain on sale of AFS securities	(3,808)	(151)	(1,639)	(1,436)	(1,538)
exclude non recurring items:
bargain purchase gain	—	(2,010)	—	—	—
FDIC acquisition expenses	—	769	—	—	—
Impairment- core deposit intangible	—	—	—	—	1,200
Impairment- bank real estate	—	—	—	—	939

PTPP earnings	$3,123	$5,996	$4,371	$4,592	$4,913

Note 2:	PTPP earnings per share means, PTPP as defined in note 1 above divided by the average number of diluted common shares outstanding.

The Company’s condensed quarterly correspondent banking and bond sales segment is presented below.

Quarterly Condensed Segment Information - Correspondent banking and bond sales division (unaudited)

Amounts are in thousands of dollars (except per share data)
For the quarter ended:	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Net interest income	$974	$1,148	$1,319	$1,526	$1,656
Total non interest income (note 3)	7,576	12,358	7,758	6,622	7,468
Total non interest expense (note 4)	(6,689)	(9,249)	(6,740)	(6,164)	(6,512)
Income tax provision	(700)	(1,564)	(900)	(764)	(1,006)

Net income	$1,161	$2,693	$1,437	$1,220	$1,606

Contribution to diluted earnings per share	$0.04	$0.09	$0.05	$0.05	$0.06

Note 3:	The primary component in this line item is gross commissions earned on bond sales (“income from correspondent banking and bond sales division”) which was $7,140, $11,828, $7,372, $6,356 and $7,119 for 4Q10, 3Q10, 2Q10, 1Q10 and 4Q09, respectively. The remaining non interest income items in this category include fees from safe-keeping activities, bond accounting services, asset/liability consulting related activities, international wires, clearing and corporate checking account services, and other correspondent banking related revenue and fees.
Note 4:	The majority of these expenses are variable in nature and are a derivative of the income from correspondent banking and bond sales division.

Net Interest Margin (“NIM”)

The Company’s current quarter NIM increased 6bps to 3.36% compared to the previous quarter, as indicated in the table below. The primary factor contributing to the NIM expansion was the decrease in the cost of the Company’s interest bearing deposits. Overall interest bearing deposit cost decreased from 1.25% in the previous quarter to 1.06% in the current quarter. Quarter to quarter, the cost decreased in each deposit category, but the category affecting the overall decrease the most was time deposits. As time deposits matured the repricing to current market rates was significant in many cases. In addition, the mix of deposits changed whereby time deposits represented 42% of total deposits at the end of the previous quarter and 39% at the end of the current quarter.

The tables below summarize our yields and cost by various interest earning asset and interest bearing liability account types for the current quarter, the previous calendar quarter and the same quarter last year. The second table below also lists selected financial ratios for the last five quarters.

Yield and Cost table (unaudited) (amounts are in thousands of dollars)

	4Q10			3Q10			4Q09
	average balance	interest inc/exp	avg rate	average balance	interest inc/exp	avg rate	average balance	interest inc/exp	avg rate
Loans (TEY)*	$1,149,981	$15,060	5.20%	$1,046,194	$14,431	5.47%	$931,681	$13,595	5.79%
Taxable securities	524,137	3,893	2.95%	588,154	4,203	2.84%	457,583	4,004	3.47%
Tax -exempt securities (TEY)	31,939	487	6.05%	35,969	531	5.86%	34,885	499	5.68%
Fed funds sold and other	159,957	226	0.56%	125,572	127	0.40%	231,051	220	0.38%

Tot. interest earning assets(TEY)	$1,866,014	$19,666	4.18%	$1,795,889	$19,292	4.26%	$1,655,200	$18,318	4.39%

Interest bearing deposits	$1,365,362	$3,633	1.06%	$1,292,668	$4,085	1.25%	$1,048,364	$4,295	1.63%
Fed funds purchased	74,981	19	0.10%	90,368	23	0.10%	226,723	92	0.16%
Other borrowings	27,492	109	1.57%	35,059	123	1.39%	54,506	168	1.22%
Corporate debentures	12,500	105	3.33%	12,500	112	3.55%	12,500	104	3.30%

Total interest bearing liabilities	$1,480,335	$3,866	1.04%	$1,430,595	$4,343	1.20%	$1,342,093	$4,659	1.38%

Net Interest Spread (TEY)			3.14%			3.06%			3.01%

Net Interest Margin (TEY)			3.36%			3.30%			3.27%

*	TEY = tax equivalent yield

Selected financial ratios (unaudited)

As of or for the quarter ended:	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Return on average assets (annualized)	0.08%	(1.41%)	0.20%	0.09%	(0.89%)
Return on average equity (annualized)	0.68%	(11.32%)	1.57%	0.69%	(7.40%)
Yield on average loans (note 1)	5.20%	5.52%	5.54%	5.66%	5.79%
Yield on average investments (note 1)	2.55%	2.57%	2.77%	3.14%	2.59%
Yield on average interest earning assets	4.14%	4.22%	4.30%	4.58%	4.35%
Yield on average interest earning assets (note 1)	4.18%	4.26%	4.34%	4.63%	4.39%
Cost of average interest bearing deposits	1.06%	1.25%	1.42%	1.52%	1.63%
Cost of average borrowings	0.80%	0.74%	0.61%	0.55%	0.49%
Cost of average interest bearing liabilities (note 2)	1.04%	1.20%	1.31%	1.37%	1.38%
Net interest margin (note 1)	3.36%	3.30%	3.33%	3.54%	3.27%
Loan / deposit ratio	67.0%	65.7%	66.0%	70.6%	73.5%
Stockholders equity (to total assets)	12.2%	12.1%	12.8%	12.9%	13.1%
Common tangible equity (to total tangible assets)	10.4%	10.4%	11.1%	11.2%	11.3%
Tier 1 capital (to average assets)	10.3%	11.0%	11.3%	11.6%	11.4%
Efficiency ratio (note 3)	94%	88%	85%	86%	86%
Common equity per common share	$8.42	$8.58	$8.99	$8.90	$8.90
Common tangible equity per common share	$7.02	$7.18	$7.64	$7.54	$7.53

note 1:	Tax equivalent basis.
note 2:	Does not include non interest bearing checking accounts.
note 3:	Efficiency ratio is equal to (non-interest expense less nonrecurring items) divided by (net interest income plus non-interest income less nonrecurring items). Gain on the sale of available for sale securities is considered a nonrecurring item for the purposes of this ratio in the above table.

Loan portfolio mix and covered loans

Seventeen and a half percent (17.5%) of the Company’s loans, or $198,197,000, are covered by FDIC loss sharing agreements related to the acquisition of three failed financial institutions during the third quarter of 2010. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Company for 80% of losses with respect to the covered loans beginning with the first dollar of loss incurred, subject to the terms of the agreements. The Company will reimburse the FDIC for its share of recoveries with respect to the covered loans. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreements applicable to commercial loans provides for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries.

Eighty-two and a half percent (82.5%) of the Company’s loans, or $931,749,000, are not covered by FDIC loss sharing agreements. Of this amount approximately 83% are collateralized by real estate, 11% are commercial non real estate loans and the remaining 6% are consumer and other non real estate loans. The table below summarizes the Company’s loan mix over the most recent five quarter ends.

Loan mix (in thousands of dollars) (unaudited)

At quarter ended:	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Loans not covered by FDIC loss share agreements
Real estate loans
Residential	$255,571	$252,867	$249,628	$251,368	$251,634
Commercial	410,162	414,383	441,652	443,876	438,540
Construction, development and land loans	109,380	107,028	106,486	108,614	115,937

Total real estate loans	775,113	774,278	797,766	803,858	806,111
Commercial loans	100,906	83,715	88,056	87,521	98,273
Consumer and other loans, (note 1)	4,343	5,493	—	—	—
Consumer and other loans	52,115	57,445	56,657	55,754	55,376

Total loans before unearned fees and costs	932,477	920,931	942,479	947,133	959,760
Unearned fees and costs	(728)	(716)	(700)	(726)	(739)

Total loans not covered by FDIC loss share agreements	931,749	920,215	941,779	946,407	959,021

Loans covered by FDIC loss share agreements
Real estate loans
Residential	111,472	119,576	—	—	—
Commercial	67,761	72,793	—	—	—
Construction, development and land loans (note 2)	13,253	10,880	—	—	—

Total real estate loans	192,486	203,249	—	—	—
Commercial loans	5,711	6,345	—	—	—

Total loans covered by FDIC loss share agreements	198,197	209,594	—	—	—

Total Loans	$1,129,946	$1,129,809	$941,779	$946,407	$959,021

Note 1:	Consumer loans acquired pursuant to three FDIC assisted transactions of failed financial institutions during the third quarter of 2010. These loans are not covered by an FDIC loss share agreement and are being accounted for pursuant to ASC Topic 310-30.
Note 2:	Single family residential lot loans were reclassified from residential real estate to construction, development and land loan category.

Credit quality and allowance for loan losses

During the current quarter, the Company recorded a charge of $5,056,000 to loan loss provision (expense) and charged-off (net of recoveries) $6,801,000, or 0.72% of average outstanding loans during the quarter (2.85% of average loans on an annualized basis), excluding loans covered by FDIC loss sharing agreements.

The allowance for loan losses was $26,267,000 at December 31, 2010 compared to $28,012,000 at September 30, 2010, a decrease of $1,745,000 ($5,056,000 charge to loan loss expense less $6,801,000 net charge-offs equals $1,745,000 loan loss allowance decrease during the fourth quarter 2010). This decrease is the result of a $286,000 increase in general loan loss allowance and a $2,031,000 decrease in specific loan loss allowance. The increase in our general allowance is primarily due to changes in our historical charge-off rates, changes in our current environmental factors, and changes in the loan portfolio mix, plus the increase in the amount of our loan portfolio. Our specific allowance is the aggregate of the results of individual analyses prepared for each one of our impaired loans not covered by an FDIC loss sharing agreement on a loan by loan basis.

The allowance for loan losses as a percentage of loans outstanding which are not covered by FDIC loss share agreements was 2.82% as of December 31, 2010 compared to 3.04% as of September 30, 2010. Management believes the Company’s allowance for loan losses is adequate at December 31, 2010. However, management recognizes that many factors can adversely impact various segments of the Company’s market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future. The table below summarizes the changes in allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited)

(amounts are in thousands dollars)
as of or for the quarter ending	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Allowance at beginning of period	$28,012	$24,191	$24,088	$23,289	$17,553
Charge-offs	(6,912)	(12,704)	(4,163)	(3,310)	(3,724)
Recoveries	111	77	221	34	74

Net charge-offs	(6,801)	(12,627)	(3,942)	(3,276)	(3,650)
Provision for loan losses	5,056	16,448	4,045	4,075	9,386

Allowance at end of period	$26,267	$28,012	$24,191	$24,088	$23,289

The $6,801,000 net charge-off during the current period related to the following types of loans:

net charge-offs during the quarter ended September 30, 2010

(amounts are in thousands of dollars) (unaudited)
Residential real estate loans	$1,207
Commercial real estate loans	3,941
Construction, development, land loans	1,272
Commercial non real estate loans	314
Consumer and other loans	67

Total net charge-offs	$6,801

The Company defines non performing loans as non accrual loans plus loans past due 90 days or more and still accruing interest. Non performing loans do not include loans covered by FDIC loss share agreements, which are accounted for pursuant to ASC Topic 310-30. Non performing loans as a percentage of total loans not covered by FDIC loss share agreements were 7.06% at December 31, 2010 compared to 6.13% at September 30, 2010.

Non performing assets (which the Company defines as non performing loans, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure, in-substance foreclosure, or deed in lieu of foreclosure), excluding OREO covered by FDIC loss share agreements; and (b) other repossessed assets that are not real estate, and are not covered by FDIC loss share agreements), were $78,524,000 at December 31, 2010, compared to $68,827,000 at September 30, 2010. Non performing assets as a percentage of total assets was 3.81% at December 31, 2010 compared to 3.24% at September 30, 2010. Non performing assets as a percentage of loans plus OREO and other repossessed assets, excluding loans and OREO covered by FDIC loss share agreements, was 8.31% at December 31, 2010 compared to 7.38% at September 30, 2010. The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios, dollars are in thousands (unaudited)

As of or for the quarter ended:	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Non accrual loans (note 1)	$62,553	$55,921	$51,468	$48,753	$42,059
Past due loans 90 days or more and still accruing interest (note 1)	3,200	478	602	34	282

Total non performing loans (“NPLs”) (note 1)	65,753	56,399	52,070	48,787	42,341
Other real estate owned (OREO) (note 1)	12,239	11,861	11,144	10,059	10,196
Repossessed assets other than real estate (note 1)	532	567	629	694	915

Total non performing assets (“NPAs”) (note 1)	$78,524	$68,827	$63,843	$59,540	$53,452
Non performing loans as percentage of total loans not covered by FDIC loss share agreements	7.06%	6.13%	5.53%	5.15%	4.42%
Non performing assets as percentage of total assets	3.81%	3.24%	3.51%	3.35%	3.05%
Non performing assets as percentage of loans and OREO plus other repossessed assets (note 1)	8.31%	7.38%	6.70%	6.22%	5.51%
Net charge-offs (recoveries)	$6,801	$12,627	$3,942	$3,276	$3,650
Net charge-offs as a percentage of average loans for the period (note 1)	0.72%	1.37%	0.42%	0.34%	0.39%
Net charge-offs as a percentage of average loans for the period on an annualized basis (note 1)	2.85%	5.48%	1.68%	1.36%	1.56%
Loans past due 30 thru 89 days and accruing interest as a percentage of total loans (note 1)	1.96%	1.50%	1.27%	1.20%	1.28%
Allowance for loan losses as percentage of NPLs (note 1)	40%	50%	46%	49%	55%

Trouble debt restructure (“TDRs”) note 2	$22,322	$23,428	$29,863	$27,953	$26,499
Impaired loans that were not TDRs	64,655	57,666	54,108	54,802	52,449

Total impaired loans	86,977	81,094	83,971	82,755	78,948
Total non impaired loans	844,772	839,121	857,808	863,652	880,073

Total loans not covered by FDIC loss share agreements	931,749	920,215	941,779	946,407	959,021
Total loans covered by FDIC loss share agreements	198,197	209,594	—	—	—

Total loans	$1,129,946	$1,129,809	$941,779	$946,407	$959,021

Allowance for loan loss percentage of period end loans:
Impaired loans (note 1)	3.67%	6.44%	3.95%	5.38%	5.84%
Non impaired loans (note 1)	2.73%	2.72%	2.43%	2.27%	2.12%

Total loans (note 1)	2.82%	3.04%	2.57%	2.55%	2.43%

Note 1:	Excludes loans, OREO and other repossessed assets covered by FDIC loss share agreements.
Note 2:	In this current real estate crisis the Nation in general and Florida in particular have been experiencing, it has become more common to restructure or modify the terms of certain loans under certain conditions (i.e. troubled debt restructure or “TDRs”). In those circumstances it may be beneficial to restructure the terms of a loan and work with the borrower for the benefit of both parties, versus forcing the property into foreclosure and having to dispose of it in an unfavorable and depressed real estate market. When we have modified the terms of a loan, we usually either reduce the monthly payment and/or interest rate for generally about twelve months. We have not forgiven any material principal amounts on any loan modifications to date. We have approximately $22,322 of TDRs. Of this amount $10,591 are performing pursuant to their modified terms, and $11,731 are not performing and have been placed on non accrual status and included in our non performing loans (“NPLs”). Current accounting standards require TDRs to be included in our impaired loans, whether they are performing or not performing. Only non performing TDRs are included in our NPLs.

As shown in the table above, the largest component of non performing loans is non accrual loans. As of December 31, 2010 the Company had reported a total of 268 non accrual loans with an aggregate book value of $62,553,000, compared to September 30, 2010 when 243 non accrual loans with an aggregate book value of $55,921,000 were reported. Also, as shown in the table above, non accrual loans, non performing loans and non performing assets increased quarter to quarter in each of the last five quarters. This is reflective of the economy in general and specifically the significantly devalued real estate market in Florida. Non accrual loans at December 31, 2010 are further delineated by collateral category and number of loans in the table below (in thousands of dollars).

collateral category (unaudited)	total amount	percentage of total non accrual loans	number of non accrual loans in category
Residential real estate loans	$17,282	28%	105
Commercial real estate loans	28,364	45%	59
Construction, development and land loans	15,546	25%	57
Non real estate commercial loans	615	1%	17
Non real estate consumer and other loans	746	1%	30

Total non accrual loans at December 31, 2010	$62,553	100%	268

The second largest component of non performing assets after non accrual loans is OREO, excluding OREO covered by FDIC loss share agreements. At December 31, 2010, total OREO was $23,343,000. Of this amount, $11,104,000 was acquired pursuant to the acquisition of three failed financial institutions during the third quarter of 2010. The acquired OREO is covered by FDIC loss sharing agreements. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Company for 80% of losses with respect to the covered OREO beginning with the first dollar of loss incurred, subject to the terms of the agreements. The Company will reimburse the FDIC for its share of recoveries with respect to the covered OREO. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreements applicable to commercial loans provides for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries.

OREO not covered by FDIC loss share agreements is $12,239,000 at December 31, 2010. OREO is carried at the lower of cost or market less the estimated cost to sell. Further declines in real estate values can affect the market value of these assets. Any further decline in market value beyond its cost basis is recorded as a current expense in the Company’s Statement of Operations. The current carrying value represents approximately 62% of the unpaid legal balance of the related loan when the asset was repossessed. OREO is further delineated in the table below (in thousands of dollars).

(unaudited) Description of repossessed real estate	carrying amount at Dec 31, 2010
15 single family homes	$2,271
4 mobile homes with land	101
45 residential building lots	889
16 commercial buildings	6,851
Land / various acreages	2,127

Total, excluding OREO covered by FDIC loss share agreements	$12,239

Deposit activity

During the current quarter, time deposits decreased by $60,335,000 and non time deposits increased by $25,624,000. Quarter to quarter, cost of deposits decreased in each deposit category, but the category effecting the overall decrease the most was time deposits. In addition to repricing maturing time deposits to current market rates, time deposits as a percentage of total deposits decreased from 42% to 39%. During the same time, core deposits (non time deposits) as a percentage of total deposits increased, both in terms of actual dollars and as a percentage of total deposits. A summary of our deposit mix over the previous five quarters is presented in the table below.

Deposit mix (in thousands of dollars) (unaudited)

At quarter ended:	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Checking accounts
Non interest bearing	$323,224	$330,255	$307,726	$231,662	$233,688
Interest bearing	282,405	253,950	188,845	186,536	193,527
Savings deposits	198,428	196,950	170,079	166,033	148,915
Money market accounts	223,724	221,002	176,978	177,288	158,598
Time deposits	657,813	718,148	583,786	579,419	570,308

Total deposits	$1,685,594	$1,720,305	$1,427,414	$1,340,938	$1,305,036

Non time deposits as percentage of total deposits	61%	58%	59%	57%	56%
Time deposits as percentage of total deposits	39%	42%	41%	43%	44%

Total deposits	100%	100%	100%	100%	100%

With regard to the three failed institutions the Company purchased from the FDIC during the third quarter, time deposits shrank and non time deposits increased. Total deposits for these three acquisitions decreased $13,742,000 during the current quarter. Time deposits decreased $24,206,000 and non time deposits increased $10,464,000. The table below is a summary of deposits for the three FDIC acquisitions for the periods presented.

Deposits acquired from FDIC (in thousands of dollars) (unaudited)

At quarter ended:	12/31/10	9/30/10	increase (decrease)
Non time deposits	$160,539	$150,075	$10,464
Time deposits	121,705	145,911	(24,206)

Total deposits	$282,244	$295,986	($13,742)

Non time deposits as percentage of total	57%	51%
Time deposits as percentage of total	43%	49%

Total deposits	100%	100%

Presented below are condensed consolidated balance sheets and average balance sheets for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)

Amounts in thousands of dollars
At quarter ended:	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009
Cash and due from banks	$23,251	$41,447	$14,759	$17,638	$19,139
Fed funds sold and Fed Res Bank deposits	154,264	85,312	92,098	172,472	173,268
Trading securities	2,225	1,581	242	1,153	—
Investments securities, available for sale	500,927	619,282	607,314	496,715	463,186
Loans held for sale	673	1,810	851	573	—
Loans covered by FDIC loss share agreements	198,197	209,594	—	—	—
Loans not covered by FDIC loss share agreements	931,749	920,215	941,779	946,407	959,021
Allowance for loan losses	(26,267)	(28,012)	(24,191)	(24,088)	(23,289)
FDIC indemnification assets	59,098	58,175	—	—	—
Premises and equipment, net	84,982	74,484	71,912	63,804	62,368
Goodwill	38,035	38,035	32,840	32,840	32,840
Core deposit intangible	3,921	4,092	2,216	2,318	2,422
Bank owned life insurance	27,440	27,190	15,969	15,818	15,665
OREO covered by FDIC loss share agreements	11,104	9,405	—	—	—
OREO not covered by FDIC loss share agreements	12,239	11,861	11,144	10,059	10,196
Excess bank property held for sale	—	—	500	2,368	2,368
Other assets	41,481	48,972	53,909	38,577	34,115

TOTAL ASSETS	$2,063,319	$2,123,443	$1,821,342	$1,776,654	$1,751,299

Deposits	$1,685,594	$1,720,305	$1,427,414	$1,340,938	$1,305,036
Federal funds purchased	68,495	72,859	84,630	139,032	144,939
Other borrowings	41,289	46,716	52,775	55,867	63,062
Other liabilities	15,297	26,076	23,892	11,344	8,852
Common stockholders equity	252,644	257,487	232,631	229,473	229,410

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,063,319	$2,123,443	$1,821,342	$1,776,654	$1,751,299

Condensed Consolidated Average Balance Sheets (unaudited)

Amounts in thousands of dollars
For quarter ended:	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Federal funds sold and other	$159,957	$125,572	$163,767	$158,853	$231,051
Security investments	556,076	624,123	556,566	498,961	492,468
Loans covered by FDIC loss share agreements	203,234	127,641
Loans not covered by FDIC loss share agreements	946,747	918,553	944,734	951,009	931,681
Allowance for loan losses	(28,700)	(25,916)	(23,907)	(23,731)	(17,249)
All other assets	272,980	278,149	177,852	174,697	153,932

TOTAL ASSETS	$2,110,294	$2,048,122	$1,819,012	$1,759,789	$1,791,883

Deposits- interest bearing	$1,365,362	$1,292,668	$1,117,986	$1,077,922	$1,048,364
Deposits- non interest bearing	347,046	331,507	289,220	242,490	222,056
Federal funds purchased	74,981	90,368	116,184	140,595	226,723
Other borrowings	39,992	47,559	54,040	57,159	67,006
Other liabilities	27,308	30,958	10,492	11,536	11,909
Stockholders equity	255,605	255,062	231,090	230,087	215,825

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,110,294	$2,048,122	$1,819,012	$1,759,789	$1,791,883

Non interest income and non interest expense

The table below summarizes the Company’s non interest income for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)

Amounts in thousands of dollars
For the quarter ended:	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Service charges on deposit accounts	$1,909	$1,713	$1,655	$1,596	$1,612
Income from correspondent banking and bond sales division	7,140	11,828	7,372	6,356	7,119
Commissions from sale of mutual funds and annuities	335	318	361	104	106
Debit card and ATM fees	565	458	465	402	365
Loan related fees	159	128	117	130	136
BOLI income	250	220	152	152	152
Trading securities revenue	174	249	115	84	115
Gain on sale of securities available for sale	3,808	151	1,639	1,436	1,538
Bargain purchase gain, acquisition of failed institution	—	2,010	—	—	—
FDIC indemnification asset – amortization of discount rate	373	225	—	—	—
Other service charges and fees	466	455	283	213	306

Total non interest income	$15,179	$17,755	$12,159	$10,473	$11,449

The table below summarizes the Company’s non interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Expense (unaudited)

Amounts in thousands of dollars
For the quarter ended:	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Employee salaries and wages	$11,947	$13,544	$10,244	$9,250	$9,444
Employee incentive/bonus compensation	938	1,020	954	708	907
Employee stock option and stock grant expense	181	180	180	158	104
Deferred compensation expense	120	97	58	67	55
Health insurance and other employee benefits	659	311	398	840	776
Payroll taxes	578	642	466	687	450
401K employer contributions	191	211	242	170	138
Other employee related expenses	162	179	124	129	106
Incremental direct cost of loan origination	(144)	(175)	(156)	(127)	(170)

Total salaries, wages and employee benefits	$14,632	$16,009	$12,510	$11,882	$11,810

Occupancy expense	2,084	1,633	1,488	1,447	1,390
Depreciation of premises and equipment	918	971	706	755	722
Supplies, stationary and printing	345	248	283	215	218
Marketing expenses	732	615	596	555	560
Data processing expenses	865	726	664	534	642
Legal, auditing and other professional fees	828	785	750	632	815
FDIC acquisition expenses	—	769	—	—	—
Bank regulatory related expenses	868	819	688	614	660
Postage and delivery	302	198	125	110	102
ATM and debit card related expenses	334	365	313	286	290
Amortization of CDI	172	142	102	104	196
CDI impairment	—	—	—	—	1,200
Excess bank property held for sale impairment	—	—	—	—	939
Loss (gain) on sale of repossessed real estate (“OREO”)	579	153	(3)	27	308
Valuation write down of repossessed real estate (“OREO”)	368	1,273	428	882	801
Loss on repossessed assets other than real estate	54	171	126	107	100
Foreclosure and repossession related expenses	616	803	276	418	374
Internet and telephone banking	236	132	177	134	140
Operational write-offs and losses	265	296	319	40	63
Correspondent account and Federal Reserve charges	114	83	79	72	67
Conferences, seminars, education and training	252	236	164	155	98
Director fees	83	92	98	95	73
Travel expenses	91	224	132	114	163
Other expenses	734	787	577	547	474

Total non interest expense	$25,472	$27,530	$20,598	$19,725	$22,205

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP interest income, net interest income and tax equivalent basis interest income and net interest income, as well as total stockholders equity and tangible common equity. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Reconciliation of GAAP to non-GAAP Measures (unaudited):

Amounts are in thousands of dollars
	4Q10	3Q10	4Q09
Interest income, as reported (GAAP)	$19,473	$19,106	$18,144
tax equivalent adjustments	193	186	174

Interest income (tax equivalent)	$19,666	$19,292	$18,318

Net interest income, as reported (GAAP)	$15,607	$14,763	$13,485
tax equivalent adjustments	193	186	174

Net interest income (tax equivalent)	$15,800	$14,949	$13,659

	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Total stockholders’ equity (GAAP)	$252,644	$257,487	$232,631	$229,473	$229,410
Goodwill	(38,035)	(38,035)	(32,840)	(32,840)	(32,840)
Core deposit intangible	(3,921)	(4,092)	(2,216)	(2,318)	(2,422)

Tangible common equity	$210,688	$215,360	$197,575	$194,315	$194,148

About CenterState Banks, Inc.

The Company, headquartered in Davenport, Florida, between Orlando and Tampa, is a multi bank holding company that was formed in June 2000 as part of a merger of three independent commercial banks. Currently, the Company operates through its two subsidiary banks with 53 full service branch banking locations in 14 counties throughout central Florida. Through its subsidiary banks, the Company provides a range of consumer and commercial banking services to individuals, businesses and industries.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers in central Florida, the Company also operates a correspondent banking and bond sales division. The division is integrated with and part of the lead subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston-Salem, North Carolina. The customer base includes small to medium size financial institutions primarily located in Florida, Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia.

For additional information contact Ernest S. Pinner, CEO, John C. Corbett, EVP, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this report constitute forward-looking statements, within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements related to future events, other future financial and operating performance, costs, revenues, economic conditions in our markets, loan performance, credit risks, collateral values and credit conditions, or business strategies, including expansion and acquisition activities and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved, and actual results may differ from those set forth in the forward looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2009, and otherwise in our SEC reports and filings.